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                                                                   EXHIBIT 10.18


                                   AVETA INC.
                           KEY EMPLOYEE RETENTION PLAN

                       (EFFECTIVE AS OF DECEMBER 30, 2005)

                                  INTRODUCTION

         The purpose of this Aveta Inc. Key Employee Retention Plan is to induce a selected group of key employees of the Company to remain employed by the Company, by paying such individuals certain retention compensation, thereby reinforcing their efforts for, and commitment to, the Company. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 "ACCELERATION EVENT" shall have the meaning set forth in Section 2.2(b).

         1.2 "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         1.3 "BOARD" shall mean the Board of Directors of the Company.

         1.4 "CAUSE" shall mean a Participant's: (a) willful or gross negligence with regard to the Company or Participant's duties; (b) willful or gross misconduct with regard to the Company or Participant's duties; or (c) commission of (i) a felony or (ii) a misdemeanor, crime or offense involving fraud, dishonesty or moral turpitude. Determination of Cause shall be made by the Company in its sole discretion.

         1.5 "CHANGE OF CONTROL" shall be deemed to occur following any transaction if: (a) any Person (other than (i) Daniel Straus and/or Joseph Mark, or any Person they control by virtue of having the right to directly or indirectly select or elect a majority of the Board or other controlling Persons of the Company, (ii) the Company, (iii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company (or its successor corporation); or (b) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale, or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company. Notwithstanding the foregoing, a merger or consolidation




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effected solely to implement a recapitalization of the Company shall not constitute a Change of Control.

         1.6 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         1.7 "COMMITTEE" shall mean a committee appointed by the Board from time to time to administer the Plan. The Committee may delegate any of its powers, duties and responsibilities and any of its discretionary authorities under the Plan to any officer of the Company. Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board. The Committee (or its designee) shall have the exclusive right, power, and authority, in its sole discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, the Retention Bonus payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of the Retention Bonus under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a Termination of Employment is for Cause; and (f) to process and approve or deny benefit claims and rule on any benefit exclusions. All interpretations, determinations and decisions made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other relevant documents shall be final, conclusive and binding on all parties.

         1.8 "COMPANY" shall mean Aveta Inc. and any successors as provided in
Article V hereof.

         1.9 "COMPANY GROUP" shall mean the Company its parent entities, predecessors or its or their Affiliates.

         1.10 "COMPETING BUSINESS" shall mean any Person or entity in the Commonwealth of Puerto Rico, the state of California or Cook County, Illinois that: (a) operates or manages a Health Plan; (b) performs or arranges for medical services for a Health Plan (either on a capitated, risk sharing or fee for service basis); or (c) provides services to or on behalf of a Health Plan in the areas of medical management, risk adjustment, medical network operations or administration, plan design, pricing, utilization or quality control would be in direct competition with the Company.

         1.11 "CONFIDENTIAL RECORDS" shall have the meaning set forth in Section 2.7(c).

         1.12 "DISABILITY" shall mean with respect to a Participant's Termination of Employment, a permanent and total disability as defined in
Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the



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Disability. Notwithstanding the foregoing, for payments under the Plan that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

         1.13 "EBITDA" shall mean the consolidated net income of the Company, determined based on the regularly prepared audited financial statements of the Company; prepared under generally accepted accounting principles applied on a consistent basis throughout the term of the applicable measurement period, plus the sum, without duplication and only to the extent such amounts are deducted from total revenues in determining net income, of (a) consolidated interest expense, (b) state, commonwealth and local consolidated income taxes, (c) consolidated depreciation of tangible assets, (d) consolidated interest expenses and income, and (e) consolidated amortization of intangible assets. The Board may, in its sole discretion, adjust the EBITDA target, or the factors that enter into the calculation of EBITDA, to reflect any actual or projected increases or decreases in the Company's EBITDA that result or are expected to result from any recapitalization, merger, consolidation, spin-off, split-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets, or any acquisition or distribution of assets by the Company, or any other corporate transaction or extraordinary event having an effect similar to any of the foregoing.

         1.14 "EFFECTIVE DATE" shall mean December 30, 2005.

         1.15 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         1.16 "HEALTH PLAN" shall mean a health plan operated by the Company and authorized pursuant to the Medicare + Choice or Medicare Advantage program.

         1.17 "PARTICIPANT" shall mean each key employee of the Company selected by the Committee in its sole discretion and designated in writing as a participant in the Plan. Any such designated individual shall only become a Participant on receipt of the Retention Bonus Agreement.

         1.18 "PERSON" shall mean any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

         1.19 "PLAN" shall mean the Aveta Inc. Key Employee Retention Plan, as amended from time to time.

         1.20 "PROPRIETARY INFORMATION" shall have the meaning set forth in
Section 2.7(b).

         1.21 "RESTRICTED PERIOD" shall have the meaning set forth in Section 2.7(a).

         1.22 "RETENTION BONUS" shall mean the amount set forth in the Retention Bonus Agreement.

         1.23 "RETENTION BONUS AGREEMENT" shall mean the letter from the Company in the form of an agreement informing an employee of the Company of his or her selection as a Participant and setting forth any additional terms and conditions of participation in the Plan.



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         1.24 "TERMINATION OF EMPLOYMENT" shall mean a termination of employment
(for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company. A Participant's transfer of employment from the Company to any Affiliate shall not be treated as Termination of Employment for purposes of the Plan. Notwithstanding the foregoing, a Participant shall not be considered to have experienced a Termination of Employment if, for purposes of Section 409A of the Code, the Participant would not be considered to have had a "separation from service."

                                   ARTICLE II.
                              RETENTION BONUS TERMS

         2.1 GRANT OF RETENTION BONUS. Subject to the terms and conditions of the Plan, including, without limitation, those set forth in Sections 2.7, and any additional terms and conditions of set forth in the Retention Bonus Agreement, the Participant shall be entitled to receive the Retention Bonus, which shall vest and become payable in accordance with Sections 2.2 and 2.3.

         2.2 VESTING.

                  (a) Subject to the Participant's continued employment with the Company and compliance with the terms and conditions of the Plan, the Participant will vest in, and be entitled to receive payment of, the Retention Bonus in accordance with the following schedule:

             VESTING/PAYMENT DATE                      PERCENTAGE VESTED/PAYABLE
             --------------------                      -------------------------
               December 30, 2005                                  20%

               December 31, 2010                                 100%

                  (b) Notwithstanding the foregoing, the Participant shall immediately vest in, and be entitled to receive payment of, the Retention Bonus on the earliest of the following events (each, an "Acceleration Event") to occur:

                           (i) A Change of Control;

                           (ii) A Participant's Termination of Employment (x) by
                  the Company without Cause or (y) as a result of a Participant's death or Disability;

                           (iii) The Company's EBITDA for the 24-month period
                  ending December 31, 2007 equaling or exceeding $350,000,000.

                  (c) Notwithstanding the foregoing, if the Company's EBITDA for the 12-month period ending December 31, 2006 equals or exceeds $153,000,000, the Participant shall vest in, and be entitled to receive payment of, an additional 40% of the Retention Bonus. The remaining 40% of the Retention Bonus shall remain subject to the continued



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         vesting schedule set forth in Section 2.2(a), but may further accelerate vesting upon the occurrence of an Acceleration Event.

         2.3 FORM OF PAYMENT. Any Participant entitled to a portion of the Retention Bonus pursuant to Section 2.1 shall receive payment of such portion of the Retention Bonus in the form of a lump sum payable in cash within 30 days after the date the portion of the Retention Bonus vests pursuant to Section 2.2.

         2.4 FORFEITURE. A Participant shall forfeit the right to payment of any unvested portion of the Retention Bonus if the Participant's Termination of Employment occurs prior to December 31, 2010: (i) by the Company for Cause; or
(ii) by the Participant voluntarily for any reason (or no reason).

         2.5 NO DUTY TO MITIGATE/SET-OFF. No Participant entitled to receive the Retention Bonus hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to the Plan and there shall be no offset against any amounts due the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. Except as otherwise provided under the Plan, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others. In the event of the Participant's breach of any provision under the Plan, including, without limitation, Section 2.7, the Company shall be entitled to recover any payments previously made to the Participant under the Plan to the maximum extent permitted by law.

         2.6 RELEASE REQUIRED. Any amounts payable pursuant to the Plan shall only be payable if the Participant delivers to the Company a release of all claims of any kind whatsoever in such form and substance reasonably satisfactory to the Company and all periods of revocation have expired.

         2.7 RESTRICTIVE COVENANTS. As a condition to the receipt of the Retention Bonus by the Participant, the Participant covenants as follows:

                  (a) Except as provided below, for a period commencing on the Effective Date and ending six months after a Participant's Termination of Employment (the "Restricted Period"), a Participant shall not, without the prior written consent of the Chief Executive Officer of the Company, either directly, indirectly, separately or in association with others:

                           (i) engage in the operation of or have any financial
                  interest in (whether as an officer, employee, partner, owner, lender, shareholder, operator, consultant or otherwise) any Person, firm, corporation or business that itself engages in, or through an Affiliate engages in, a Competing Business;

                           (ii) employ, attempt to employ, or cause or encourage
                  others to employ or interfere, or otherwise interfere or attempt to interfere, with the employment, contractual or other business relationships between the Company, on the one hand, and any of its officers, managers, partners, directors, employees,



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                  consultants, customers, providers, payors, suppliers or
                  agents, on the other hand for the purpose of engaging in a Competing Business; or

                           (iii) directly or indirectly advise or encourage any
                  director, officer, manager, employee, agent, provider, payor, consultant or representative or client of, or vendor or supplier to the Company to terminate his, her or its relationship with the Company or to reduce the amount of business it does with the Company.

         provided; however, that nothing in the Plan shall prohibit a Participant from owning one percent or less of the issued and outstanding securities of a company which is engaged in a Competing Business whose securities are listed on a national securities exchange or listed on the Nasdaq Stock Market.

                  (b) During the Restricted Period, a Participant shall not, directly or indirectly, use for his or her own purpose or for the benefit of any individual or entity other than any member of the Company Group, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure has been specifically authorized in writing by an officer of the Company or is required by law. For purposes of the Plan, the term "Proprietary Information" includes, but is not limited to: (i) all ideas, inventions, know-how, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by any member of the Company Group or which are, directly or indirectly, related to the business, products or services, or proposed business, products or services, of any member of the Company Group; (ii) the name and/or address of any customer or vendor of any member of the Company Group or any information concerning the transactions or relations of any customer or vendor of any member of the Company Group with any member of the Company Group, their Affiliates or any of their stockholders, members, principals, directors, officers, employees or agents; (iii) any financial information relating to any member of the Company Group and their respective businesses, including, without limitation, information relating to pricing or marketing methods, sales margins, cost or source of materials, supplies or goods, capital structure, operating results or borrowing arrangements; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by any member of the Company Group; (v) any business plans, budgets, advertising or marketing plans; (vi) any information contained in any of the written or oral policies and procedures or manuals of any member of the Company Group; (vii) any information belonging to customers, vendors or Affiliates of any member of the Company Group or any other individual or entity which any member of the Company Group has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to any of the foregoing. Information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be proprietary information. The term "Proprietary Information" shall not include: (i) information generally available to and known by the public or (ii) information that is or becomes available to a Participant on a non-confidential basis from a source other than any member of the Company Group or any of their members, managers, stockholders, directors, officers,



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         employees or agents and the disclosure of which was not a breach of any obligation of confidentiality.

                  (c) During the Restricted Period, a Participant shall not, except as required by law or as is necessary for the performance of a Participant's duties as an employee, and only upon prior written notice thereof to the Company, directly or indirectly, publish, make known or in any manner disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity. Following a Participant's Termination of Employment or upon request by the Company, a Participant shall not retain, and will deliver promptly to the Company, all copies of any Confidential Records. For purposes of the Plan, the term "Confidential Records" means, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records relating to or containing any proprietary information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind which may be in a Participant's possession or under a Participant's control or accessible to a Participant. All Confidential Records shall be and remain the sole and exclusive property of the Company.

         2.8 INJUNCTIVE RELIEF. As a condition of the receipt of the Retention Bonus, it is further expressly agreed that the Company will or would suffer irreparable injury if the Participant were to violate any of the covenants set forth in Section 2.7 and that the Company would by reason of any such violation be entitled to injunctive relief in a court of appropriate jurisdiction and the Participant further consents and stipulates to the entry of such injunctive relief in such court prohibiting him or her from violating any of the covenants set forth in Section 2.7.

         2.9 SURVIVAL OF PROVISIONS. The obligations contained in Section 2.7 will survive the termination of the Participant's employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in these restrictive covenants is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

                                  ARTICLE III.
                                     FUNDING

         The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.



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                                   ARTICLE IV.
                            AMENDMENT AND TERMINATION

         4.1 The Board may, at any time, amend or terminate the Plan; provided, however, that no amendment or termination of the Plan may adversely impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company.

         4.2 The Plan shall automatically terminate upon the completion of all payments payable under the terms of the Plan.

                                   ARTICLE V.
                                   SUCCESSORS

         For purposes of the Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company", as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

                                   ARTICLE VI.
                                  MISCELLANEOUS

         6.1 RIGHTS OF PARTICIPANTS. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

         6.2 GOVERNING LAW. To the extent not governed by the Code, the Plan shall be governed by the laws of the State of New Jersey (without reference to rules relating to conflicts of law).

         6.3 WITHHOLDING. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

         6.4 SEVERABILITY. In case any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.



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         6.5 ASSIGNMENT AND ALIENATION. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

         6.6 COMMUNICATIONS. All announcements, notices and other communications regarding the Plan will be made by the Company in writing.

         6.7 SECTION 409A OF THE CODE. To the extent applicable, payments under the Plan shall be structured in a manner to avoid triggering adverse tax consequences to a Participant under Section 409A of the Code. Notwithstanding anything herein to the contrary, the Company may amend the Plan at any time retroactively or otherwise to avoid triggering adverse tax consequences to a Participant under Section 409A of the Code and any provision in the Plan that is inconsistent with Section 409A of the Code (and the regulations or other guidance thereunder) shall be deemed to be amended to comply with Section 409A (and the regulations or other guidance thereunder); provided, however, that to the extent any provision cannot be amended to comply with Section 409A of the Code, such provision shall be null and void.

         6.8 ENTIRE AGREEMENT. The Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and supersedes all existing retention plans, agreements and understandings (whether oral or written) between the Company and the Participants with respect to the subject matter herein.



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